           As Filed with the Securities and Exchange Commission on May 11, 1998
                                                     Registration No. 333-

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM S-3

                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                              REGENCY BANCORP
             (Exact name of registrant as specified in its charter)


         CALIFORNIA                                  77-0378956
    (State or other jurisdiction       (I.R.S. Employer Identification Number)
  of incorporation or organization)


                7060 N. FRESNO STREET, FRESNO, CALIFORNIA 93720
                            (209) 438-2600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



      Steven F. Hertel                     Copies of communications to:
   Chief Executive Officer                    Glenn T. Dodd, Esq.
      Regency Bancorp                          John W. Carr, Esq.
    7060 N. Fresno Street                       Coudert Brothers
   Fresno, California 93720               Ten Almaden Blvd., Suite 1250
       (209) 438-2600                      San Jose, California 95113
 (Name, address, including zip                     (408) 297-9982
 code and telephone number,
 including area code, of agent
 for service)

                    ----------------------------------------
           Approximate date of commencement of proposed sale to the public:
        From time to time after this Registration Statement becomes effective.
                    ----------------------------------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                       CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
  Title of each class of          Amount to be           Proposed maximum              Proposed maximum            Amount of
securities to be registered        registered             offering price              aggregate offering         registration
                                                           per share(1)                    price(1)                 fee(1)
------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value       926,211 Shares               $14.25                     $13,198,507               $3,893.56
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(c) and based on the average of the high and low prices of the Company's Common Stock on May 8, 1998 as reported on The Nasdaq Stock Market.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                  May 11, 1998

                               REGENCY BANCORP

          Cross-Reference Sheet Pursuant to Item 501 of Regulation S-K


Item of Form S-3                                                                Caption in Prospectus/Proxy Statement
----------------                                                                -------------------------------------
PART I - INFORMATION REQUIRED IN THE PROSPECTUS
Item 1.       Forepart of Registration Statement and Outside                    Facing page of Registration Statement;
              Front Cover Page of Prospectus                                    Cross-Reference Sheet; Outside Front
                                                                                Cover Page of Prospectus

Item 2.       Inside Front and Outside Back Cover Pages of                      Inside Front Cover Page of Prospectus
              Prospectus

Item 3.       Summary Information, Risk Factors and Ratio of                    Risk Factors
              Earnings to Fixed Charges

Item 4.       Use of Proceeds                                                   Use of Proceeds

Item 5.       Determination of Offering Price                                   Not Applicable

Item 6.       Dilution                                                          Not Applicable

Item 7.       Selling Security Holders                                          Selling Shareholders

Item 8.       Plan of Distribution                                              Plan of Distribution

Item 9.       Description of Securities to be Registered                        Description of Common Stock

Item 10.      Interests of Named Experts and Counsel                            Not Applicable

Item 11.      Material Changes                                                  Not Applicable

Item 12.      Incorporation of Certain Information by                           Incorporation of Certain Information by
              Reference                                                         Reference

Item 13.      Disclosure of Commission Position on                              Indemnification
              Indemnification for Securities Act Liabilities

                               REGENCY BANCORP

                         926,211 SHARES OF COMMON STOCK

     This Prospectus relates to an aggregate of 926,211 shares of Common Stock, no par value per share (the "Common Stock"), of Regency Bancorp, a California corporation ("Regency" or the "Company"). All of the Common Stock offered hereby may be sold from time to time by and for the account of the Selling Shareholders named in this Prospectus (the "Selling Shareholders"), or for the account of pledgees, donees, transferees or other successors in interest of the Selling Shareholders. See "SELLING SHAREHOLDERS" herein.

     The methods of sale of the Common Stock offered hereby are described under the heading "PLAN OF DISTRIBUTION." The Company will receive none of the proceeds from such sales. Except as set forth below, the Company will pay all expenses (other than underwriting and brokerage expenses, fees, discounts, and commissions, all of which will be paid by the Selling Shareholders) incurred in connection with the offering described in this Prospectus, estimated at approximately $63,000 (including SEC filing fees). See "SELLING SHAREHOLDERS" herein.

     The Selling Shareholders and any broker-dealers that participate in the distribution of the Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), and any commission or profit on the resale of shares received by such broker-dealers may be deemed to be underwriting commissions and discounts under the 1933 Act. Upon the Company's being notified by the Selling Shareholders that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a secondary distribution, or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, disclosing among other things the names of such brokers and dealers, the number of shares involved, the price at which such shares are being sold and the commissions paid or the discounts or concessions allowed to such broker-dealers.

     THE COMMON STOCK OFFERED HEREBY INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

     Sales of the Common Stock may also be made for the account of the Selling Shareholders, or for the account of donees, transferees or other successors in interest of the Selling Shareholders, pursuant to Rule 144 under the 1933 Act. The Common Stock of the Company is listed on The Nasdaq Stock Market's National Market System (Symbol: REFN). On May 8, 1998, the closing price of the Common Stock was $14.25 per share.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS MAY 11, 1998.

                           TABLE OF CONTENTS


AVAILABLE INFORMATION                                                    3
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE                        3
THE COMPANY                                                              4
RISK FACTORS                                                             5
     Results of Operations                                               5
     Real Estate Development                                             6
     Administrative Orders                                               7
     Capital Requirements                                                8
     Potential Enforcement Actions                                      11
     Dividend Restrictions                                              11
     Common Stock Price Fluctuations and Trading Volume                 12
USE OF PROCEEDS                                                         12
SELLING SHAREHOLDERS                                                    12
PLAN OF DISTRIBUTION                                                    14
INDEMNIFICATION                                                         14
LEGAL MATTERS                                                           16
EXPERTS                                                                 16

                           AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; and at regional offices of the Commission at the Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be inspected and copied at the offices of The Nasdaq Stock Market, 1735 K Street, Washington, D.C. 20006-1500, on which the Company's Common Stock is listed. In addition, the Commission maintains a site on the World Wide Web portion of the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

     As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement on Form S-3, as amended (the "Registration Statement"), of which this Prospectus is a part. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; and while the Company believes the descriptions of the material provisions of such contracts, agreements and other documents contained in this Prospectus are accurate summaries of such material provisions, reference is made to such contract, agreement or other document filed as an exhibit to the Registration Statement for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Company hereby incorporates by reference in this Prospectus the following documents previously filed with the Commission pursuant to the Exchange Act: (i) Annual Report of the Company on Form 10-K for the year ended December 31, 1997; (ii) Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 1998; (iii) Definitive Proxy Statement dated April 21, 1998, as filed with the Securities and Exchange Commission; (iv) Current Reports of the Company on Form 8-K dated January 8, February 12, April 14 and April 16, 1998; and (v) the description of the Company's Common Stock contained in the Company's registration statement filed under Section 12 of the Exchange Act effected by the filing of Form 8-A, including any amendment or report filed for the purpose of updating such description.

     Each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents that are incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Regency Bancorp, Attn: Steven F. Hertel, 7060 N. Fresno Street, Fresno, California 93720, telephone (209) 438-2600.

                                  THE COMPANY

     Regency Bancorp (the "Company") is a California corporation organized to act as the holding company for Regency Bank (the "Bank"), and Regency Investment Advisors, Inc. ("RIA"), a SEC registered investment advisor. The Company and the Bank maintain their administrative headquarters and banking offices in Fresno, California. The Bank also maintains a full service banking office in Madera, California and a loan production office in Modesto, California. In 1995, upon its formation, the Company acquired all of the outstanding common stock of the Bank. Other than its investment in the Bank and RIA, the Company currently conducts no other significant business activities, although it is authorized to engage in a variety of activities which are deemed closely related to the business of banking upon prior approval of the Board of Governors of the Federal Reserve System (the "Board of Governors"), the Company's principal regulator.

     The Bank is a California banking corporation which has served small and medium-sized businesses, professionals, merchants and individuals located in and adjacent to Fresno, California since 1980. The Company and Bank operate through the administrative headquarters office and Herndon Branch banking office located at 7060 N. Fresno St., Fresno, California, and offer a full range of commercial banking services, including the acceptance of demand, savings and time deposits, and the making of commercial, real estate (including real estate construction and residential mortgage), Small Business Administration, personal, home improvement, automobile and other installment and term loans. It also offers Visa credit cards, traveler's checks, safe deposit boxes, notary public, courier service and other customary bank services. The Bank's principal regulators are the California Department of Financial Institutions ("DFI") and the Federal Deposit Insurance Corporation ("FDIC").

     RIA was formed in August 1993 through the acquisition by the Bank of the assets, including client list, of a fee-only investment management and consulting firm. RIA provides investment management and consulting services, including comprehensive financial planning, retirement planning and investment advice to individuals and corporate clients for an annual fee that varies depending upon the size of a client's account.

     The Bank has one subsidiary, Regency Service Corporation, a California corporation ("RSC"), which engages in the business of real estate development primarily in the Fresno/Clovis area. The Bank, through RSC and pursuant to California Financial Code Section 751.3, has engaged in real estate development activities since 1986. RSC's real estate development activities, which typically involve the acquisition, development and sale of the properties (but which sometimes involve the sale of properties prior to their development), historically have been structured as limited partnerships in which RSC is the limited partner and a local developer is the general partner. The Bank from time to time makes loans in accordance with internal policies and restrictions which limit the amount of such loans to partnerships and other parties involved in RSC's real estate projects. In exchange for its investment in the partnerships, RSC typically receives 50% of the income generated from the sale of the partnership assets, as well as interest on invested capital.

     Under FDIC regulations, banks were required to divest their real estate development investments as quickly as prudently possible, but in no event later than December 19, 1996, and submit a plan to the FDIC regarding divestiture of such investments. Such regulations also permitted banks to apply for the FDIC's consent to continue, on a limited basis, certain real estate development activities.

     In 1994, the Bank and RSC submitted a divestiture plan (the "Divestiture Plan") to the FDIC. The Divestiture Plan provided for RSC to divest itself of all real estate development investments by year-end 1996; however, since RSC was a limited partner in the majority of its real estate development projects and, thus, did not control the operation of such projects, there was no assurance that such divestiture would occur by year-end 1996. In December 1995, the Bank and RSC submitted a request to extend the mandatory time period in which it must divest its real estate development interests. In December 1996, the FDIC, responding to the Bank's request, granted the Bank and RSC a two year extension, until December 31, 1998, to continue its divestiture activities. For more information regarding RSC and its financial performance, see "RISK FACTORS" below and additionally see notes 4 and 11 of the Company's audited financial statements included with the Company's Annual Report on Form 10-K for the year ended December 31, 1997, for additional information regarding RSC and real estate development activities.

                                 RISK FACTORS

     CERTAIN MATTERS DISCUSSED IN THIS PROSPECTUS ARE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE
ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DESCRIBED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." CHANGES TO SUCH RISKS AND UNCERTAINTIES, WHICH COULD IMPACT FUTURE FINANCIAL PERFORMANCE, INCLUDE,
AMONG OTHERS, (1) COMPETITIVE PRESSURES IN THE BANKING INDUSTRY; (2) CHANGES IN THE INTEREST RATE ENVIRONMENT; (3) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY; (4) CHANGES IN THE REGULATORY ENVIRONMENT; (5) CHANGES IN BUSINESS CONDITIONS AND INFLATION; AND (6) CHANGES IN SECURITIES MARKETS. THEREFORE, THE INFORMATION SET FORTH HEREIN SHOULD BE CAREFULLY CONSIDERED WHEN EVALUATING THE BUSINESS PROSPECTS OF THE COMPANY AND THE BANK.

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Common Stock offered hereby.

                            RESULTS OF OPERATIONS

     The 1997 fiscal year was a year of significant changes for Regency Bancorp. Highlights included overall asset growth of 9.5% which allowed the Company to reach nearly $200 million in total assets, substantial progress in reducing RSC's real estate holdings, growth in interest earning assets of more than 20%, a private placement capital offering of 750,000 shares which netted the Company $5.9 million in new capital and an overall loss for the year caused by significant losses in RSC related to the divestiture of its holdings. Additionally, during the fourth quarter the board consented to administrative orders imposed by the FDIC and DFI (see "Administrative Orders" below).

     For the year ended December 31, 1997, total assets increased by $17,183,000 or 9.5%, to $198,241,000 from $181,058,000 at December 31, 1996.
During 1996, total assets increased $17,376,000 or 10.6% from $163,682,000 at December 31, 1995. For 1997, total loans increased $27,332,000 or 26.7% as a result of the Company's decision to hold newly originated SBA loans rather than sell the guaranteed portion in the secondary market. In 1996, total loans increased 5.3% or $5,166,000 to $102,303,000 from $97,137,000 at
December 31, 1995.

     During 1997, the Company significantly reduced its investments in real estate, reducing its holdings by 73.7% or $12,151,000 to $4,338,000 from $16,489,000 at December 31, 1996 and from $17,954,000 at December 31, 1995.
With the reduction in real estate at December 31, 1997, the Company was able to increase its interest earning assets by $29,662,000 or 21.1% to $168,909,000 from $139,793,000 at December 31, 1996 and from $128,108,000 at
December 31, 1995.

     For the fiscal year ended December 31, 1997, the Company recorded a net loss of $1,274,000 representing a decrease of $2,282,000 from 1996's net income of $1,008,000. For the fiscal year ended December 31, 1996, the Company had a net income of $1,008,000 representing an increase of $2,775,000 from 1995's net loss of $1,767,000. On a basic earnings (loss) per common share basis, the net loss for 1997 was $(.68) compared to net income of $.55 per share in 1996 and a net loss of $(.98) per share in 1995. The net loss in 1997 was primarily the result of losses totaling $5.7 million related to the dissolution of RSC's real estate development activities. The net income recorded in 1996 was primarily a result of lower losses related to RSC's real estate development activities, as well as, an increase of income from the sale of loans. 1995's loss was also primarily attributable to losses from RSC's real estate development activities of $3.4 million.

     Common shareholders' equity increased by $5,264,000 during 1997 to $18,734,000, primarily as a result of the Private Offering completed by the Company in December 1997. In 1996, shareholders' equity increased by $528,000 to $13,470,000, primarily as a result of the retention of earnings net of four cash dividends totaling $437,000. In 1995, shareholders' equity declined by $1,385,000 to $12,942,000 primarily as a result of losses experienced by RSC. During 1997, the Company paid no cash dividends. During 1996, the Company declared and paid four quarterly cash dividends of $.06 per common share. The Company paid four cash dividends of $.05 in 1995. It is the objective of management to maintain adequate capital for future growth through the retention of earnings. Additionally, the Bank and Company have agreed to administrative orders which require the approval of the FDIC and DFI prior to declaration and payment of additional cash dividends.
Therefore, there can be no assurance that the Company will pay dividends in the future. See "Dividend Restrictions" below for discussion of further legal restrictions upon dividends applicable to the Company and Bank. The Company's ratio of common shareholders' equity to total assets was 9.45% at December 31, 1997 compared to 7.44% at December 31, 1996 and 7.91% at
December 31, 1995.   In addition to the cash dividends paid in 1996 and 1995,
the Company distributed a five percent stock dividend during 1995.

                           REAL ESTATE DEVELOPMENT

     The Bank's wholly owned subsidiary, Regency Service Corporation ("RSC"), has engaged in real estate development activities since 1986. Such activities, which typically involve the acquisition, development and sale of residential real properties (but which sometimes involve the sale of properties prior to development), historically have been structured as limited partnerships in which RSC is the limited partner and local developers are the general partners. Partnerships are accounted for under the equity method.

     Under FDIC Regulations, banks were required to divest their real estate development investments as quickly as prudently possible but in no event later than December 19, 1996, and submit a plan to the FDIC regarding divestiture of such investments. Such FDIC Regulations also permitted banks to apply for the FDIC's consent to continue, on a limited basis, certain real estate development activities.

     In 1994, the Bank and RSC submitted a divestiture plan (the "Divestiture Plan") to the FDIC. The Divestiture Plan provided for RSC to divest itself of all real estate development investments by year-end 1996; however, since RSC was a limited partner in the majority of its real estate development projects and, thus, did not control the operation of such projects, there was no assurance that such divestiture would occur by year-end 1996. In December 1995, the Bank and RSC submitted a request to extend the mandatory time period in which it must divest of its real estate development interests. In December 1996, the FDIC, responding to the Bank's request, granted the Bank and RSC a two year extension, until December 31, 1998, to continue its divestiture activities.

     For the year ended December 31, 1997, RSC experienced a loss from investments in real estate in the amount of $3,973,000 compared to a loss of $351,000 for the year ended December 31, 1996, an increase of $3,622,000. The increased loss resulted from the sale of properties at discounted prices, as well as, the writedown of several properties to reflect RSC's anticipated sales proceeds. During the year ended December 31, 1995, losses from investments in real estate were $3,441,000 primarily as a result of the establishment of a reserve for future losses. For the year ended December 31, 1997, on a stand alone basis, RSC's activities (including losses from the sale of properties, additions to RSC's provision for real estate losses and provision for credit losses, plus operating expenses), reduced the Company's overall pre-tax income by $5,720,000 compared to $1,499,000 in 1996, and $4,014,000 in 1995, respectively.

ADMINISTRATIVE ORDERS

     As a result of an examination of the Bank as of June 30, 1997, the FDIC determined that the Company required special supervisory attention. The Bank consented to an FDIC Order on October 28, 1997. The FDIC Order is a "cease-and-desist order" for the purposes of Section 8 of the Federal Deposit Insurance Act, and violation of the FDIC Order by the Bank can give rise to enforcement proceedings under Section 8 of the Federal Deposit Insurance Act.

     The FDIC Order provides that the Bank must: (a) retain qualified management; (b) increase on or before December 31, 1997 and thereafter maintain Tier 1 capital equal to the greater of $14,000,000 or the equivalent of a Tier 1 capital to average assets ratio of at least 7.0%; (c) eliminate from its books classified assets not previously collected or charged off; (d) not extend additional credit to borrowers with previous classified or charged off credits which are uncollected; (e) not engage in any activities not permissible for a national bank subsidiary, except that the Bank and RSC may continue real estate activities as permitted by the FDIC's letter of November 29, 1996, to the Bank requiring, among other things, that RSC divest all properties held by it not later than December 31, 1998; (f) review the adequacy of the Bank's allowance for loan and lease losses and establish a comprehensive policy for determining its adequacy on a quarterly basis; (g) develop a plan to control overhead and other expenses and restore the Bank to profitability; (h) prepare a business/strategic plan for the operation of the Bank acceptable to the FDIC; (i) not pay cash dividends in any amount except with the prior written consent of the FDIC and the Commissioner; and (j) furnish quarterly written progress reports to the FDIC and the Commissioner detailing the form and manner of any actions taken to comply with the Administrative Orders.

     As a result of an examination of the Bank as of June 30, 1997, the Department of Financial Institutions and the Bank have stipulated to the issuance of the State Order by the California Department of Financial Institutions ("CDFI") which State Order is a final order pursuant to Section 1913 of the California Financial Code.

     The State Order provides that the Bank must: (a) retain management and maintain a Board of Directors for the Bank and RSC acceptable to the Commissioner and FDIC; (b) increase and maintain tangible shareholders' equity (shareholders' equity less intangible assets) to an amount not less than the greater of (i) 7% of its tangible assets (total assets less intangible assets) or (ii) $14,000,000; (c) maintain an adequate allowance for loan and lease losses; (d) cause RSC to maintain an adequate reserve for losses on its real estate investments; (e) cause RSC to reduce the assets classified as substandard so that the amount of such assets shall not exceed $10,115,000 by December 31, 1997, $8,750,000 by March 31, 1998, $7,100,000 by
June 30, 1998 and $4,900,000 by September 30, 1998; (f) develop, adopt and implement a plan acceptable to the Commissioner for divestiture of RSC and all of RSC's real estate investments by not later than December 31, 1998; (g) not make any distribution to shareholders except with the prior written approval of the Commissioner; and (h) furnish written progress reports within thirty (30) days after the end of each quarter to the Commissioner and the FDIC describing actions to comply with the State Order.

     In regard to the two most significant issues raised in each order, specifically the mandate to (1) increase on or before December 31, 1997 and thereafter maintain Tier 1 capital equal to the greater of $14,000,000 or the equivalent of a Tier 1 capital to average assets ratio of at least 7.0%; and
(2) cause RSC to reduce the assets classified as substandard so that the amount of such assets shall not exceed $10,115,000 by December 31, 1997, $8,750,000 by March 31, 1998, $7,100,000 by June 30, 1998 and $4,900,000 by
September 30, 1998: On December 31, 1997, the Company completed its private placement capital offering of approximately $5.7 million allowing the Bank to reflect Tier 1 capital of $14.3 million and a capital to assets ratio of 7.46% at year-end. Both measurements are above required levels and are considered "Well Capitalized" under FDICIA standards. Additionally, approximately $2.4 million of capital remained at the Bank's parent company, Regency Bancorp, which could be contributed to further augment the Bank's capital if required. In January 1998, the Company filed a progress report with the FDIC and DFI indicating the Bank's progress to date in complying with the Administrative Orders. The progress report indicated that at December 31, 1997, RSC had reduced total classified assets to $4,831,000, well below levels required at year-end. Subsequent to year end 1997, RSC completed the sale of several additional units and at January 15, 1998 had further reduced its level of classified assets to $3,826,000. The remainder of the items specified in the Administrative Orders are more subjective in nature and "compliance" can only be defined by the appropriate regulatory agency, however, management believes they are in full compliance with both orders.

     The FDIC Order is enforceable against the Bank and institution-affiliated parties, including directors, officers, employees, controlling shareholders and others who participate in the conduct of the affairs of the Company and Bank. The FDIC Order is a "cease-and-desist order" for the purposes of Section 8 of the FDI Act, and violation of the FDIC Order by the Company or Bank can give rise to enforcement proceedings under Section 8 of the FDI Act. Possible sanctions could include the imposition of civil money penalties against the Bank and/or institution-affiliated parties, removal and prohibition orders against institution-affiliated parties, revocation of FDIC insurance or appointment of a conservator or receiver for the Bank. If the Bank's FDIC insurance is revoked or a conservator or receiver is appointed for the Bank, such events could result in a total loss of investment by shareholders of the Company. Additionally, violations of the State Order permit the DFI to take possession of the Bank. As of the date hereof, neither the FDIC nor the DFI has taken any actions against the Company or Bank as a result of any failure to comply with the requirements of the Administrative Orders.

CAPITAL REQUIREMENTS

     As is the case with all state chartered, non-member banks, the Bank is required to meet certain minimum risk-based and leverage capital standards promulgated by the FDIC. Under FDIC Regulations, the Bank is currently required to maintain a minimum ratio of total qualifying capital to risk-weighted assets of 8.0%, of which at least 4.0% must consist of Tier 1 capital (consisting primarily of common stock and retained earnings, less intangibles). The FDIC's capital guidelines further require state chartered non-member banks to maintain a minimum leverage capital ratio of Tier 1 capital to average assets for the immediately preceding calendar quarter ("leverage capital ratio"). Although the FDIC has established 3.0% as the minimum leverage capital ratio applicable to the highest rated institutions, institutions experiencing or anticipating significant growth or those with other than minimum risk profiles are expected to maintain capital well above the minimum level.

     Under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA") and the regulations promulgated thereunder, insured institutions, such as the Bank, are classified into five different capital categories based upon their capital levels: "well capitalized" (having a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage capital ratio of 5.0% or greater and not being subject to any regulatory directive to meet and maintain a specific capital level); "adequately capitalized" (having a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4.0% or greater and a leverage capital ratio of 4.0% or greater (or a leverage capital ratio of 3.0% or greater if rated a Composite 1 under the CAMELS rating system); "undercapitalized" (failing to meet any of the capital ratios required to be adequately capitalized); "significantly undercapitalized" (having a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based ratio of less than 3.0% or a leverage capital ratio of less than 3.0%); and "critically undercapitalized" (having a ratio of tangible equity to total assets of less than 2.0%). At each successive lower capital category, an insured depository institution is subject to more restrictions and federal banking agencies are given less flexibility in deciding how to deal with it. For example, an undercapitalized institution will be closely monitored by the appropriate federal banking agency, subjected to asset growth restrictions and required to obtain prior regulatory approval for acquisitions, branching and engaging in new lines of business. In addition, all undercapitalized institutions will be required to submit an acceptable capital restoration plan within 45 days after becoming undercapitalized, and this plan must be guaranteed, in part, by each institution controlling the undercapitalized institution. An insured depository institution that is significantly undercapitalized is subject to additional restrictions or sanctions that could include a forced sale of voting shares, a forced merger, restrictions on transactions with affiliates and restrictions on rates paid on deposits. Finally, further restrictions and sanctions are imposed on institutions that are critically undercapitalized. Most importantly, except under limited circumstances, the appropriate federal banking agency, not later than 90 days after an insured depository institution becomes critically undercapitalized, is required to appoint a conservator or receiver for the institution.

     The Company and Bank's Board of Directors, in consenting to the Administrative Orders issued by the FDIC and DFI have agreed that the Bank will maintain Tier 1 capital equal to the greater of $14,000,000 or the equivalent of a Tier 1 capital to average assets ratio of at least 7.0%.

     The Company and Bank's actual capital amounts (in thousands) and ratios are also presented in the following table:

                                                                                                          To Be Well
                                                                                                      Capitalized Under
                                                                    For Capital Adequacy              Prompt Corrective
(In Thousands, except percentages)                Actual                  Purposes                    Action Provisions
-----------------------------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1997                     AMOUNT     RATIO      AMOUNT            RATIO            AMOUNT           RATIO
-----------------------------------------------------------------------------------------------------------------------------------
Total Capital (to Risk Weighted Assets):

     Company                               $18,779    13.87%    GREATER           GREATER              N/A             N/A
                                                                 THAN =$10,828     THAN =8.00%

     Regency Bank                          $16,003    11.79%    GREATER           GREATER           GREATER           GREATER
                                                                 THAN =$10,860     THAN =8.00%       THAN =$13,576     THAN =10.00%

Tier I Capital (to Risk Weighted Assets):

     Company                               $17,081    12.62%    GREATER           GREATER              N/A              N/A
                                                                 THAN =$5,414      THAN =4.00%

     Regency Bank                          $14,300    10.53%    GREATER           GREATER           GREATER           GREATER
                                                                 THAN =$5,430      THAN =4.00%       THAN =$8,145      THAN =6.00%

Tier I Capital (to Average Assets):

     Company                               $17,081     8.89%    GREATER           GREATER              N/A             N/A
                                                                 THAN =$7,686      THAN =4.00%

     Regency Bank                          $14,300     7.46%    GREATER           GREATER                             GREATER
                                                                 THAN =$7,663      THAN =4.00%       $9,579            THAN =5.00%


                                                                                                         To Be Well
                                                                                                      Capitalized Under
                                                                    For Capital Adequacy              Prompt Corrective
(In Thousands, except percentages)                Actual                  Purposes                    Action Provisions
-----------------------------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1996                     AMOUNT     RATIO       AMOUNT            RATIO           AMOUNT             RATIO
-----------------------------------------------------------------------------------------------------------------------------------
Total Capital (to Risk Weighted Assets):
     Company                               $14,306    10.21%    GREATER           GREATER              N/A             N/A
                                                                 THAN =$11,207     THAN =8.00%

     Regency Bank                          $13,944     9.97%    GREATER           GREATER           GREATER           GREATER
                                                                 THAN =$11,193     THAN =8.00%       THAN =$13,991     THAN =10.00%


Tier I Capital (to Risk Weighted Assets):

     Company                               $12,691     9.06%    GREATER           GREATER              N/A             N/A
                                                                 THAN =$5,604      THAN =4.00%

     Regency Bank                          $12,329     8.81%    GREATER           GREATER            GREATER          GREATER
                                                                 THAN =$5,596      THAN =4.00%        THAN =$8,394     THAN =6.00%

Tier I Capital (to Average Assets):

     Company                               $12,691     7.66%    GREATER           GREATER              N/A             N/A
                                                                 THAN =$6,630      THAN =4.00%

     Regency Bank                          $12,329     7.12%    GREATER           GREATER                             GREATER
                                                                 THAN =$6,923      THAN =4.00%       $8,654            THAN =5.00%


POTENTIAL ENFORCEMENT ACTIONS

     Commercial banking organizations, such as the Bank, and their institution-affiliated parties, may be subject to potential enforcement actions by the federal and state banking agencies for unsafe or unsound practices in conducting their businesses or violations of any law, rule or regulation or any condition imposed in writing by the agency or any written agreement with the agency (such as the Administrative Orders). Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease and desist order that can be judicially enforced, the termination of insurance of deposits, the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the imposition of restrictions and sanctions under the prompt corrective action provisions of the FDICIA. See "RISK FACTORS - Administrative Orders."

DIVIDEND RESTRICTIONS

     The Administrative Orders prohibit the Bank from paying any cash dividends without the written consent of the FDIC and the California Commissioner of Financial Institutions (the "Commissioner"). The following paragraphs summarize laws and regulations which would also affect the payment of dividends by the Company and the Bank in the absence of the Administrative Orders. The Company does not anticipate payment of any dividends in the near future even if permitted by law or by the Bank's or Company's regulators.

     The Company's shareholders are entitled to receive dividends when and as declared by its Board of Directors, out of funds legally available therefor, subject to the restrictions set forth in the California General Corporation Law (the "GCL"). The GCL provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The GCL further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally stated are as follows: (1) the corporation's assets equal at least 1-1/4 times its liabilities; and (2) the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expenses for the two preceding fiscal years was less than the average of the corporation's interest expenses for such fiscal years, then the corporation's current assets must equal at least 1-1/4 times its current liabilities.

     Funds for payment of any cash dividends by the Company would be obtained from its investments as well as dividends and/or management fees from the Bank. The payment of cash dividends by the Bank is subject to restrictions set forth in the California Financial Code (the "Financial Code"). The Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of (a) the bank's retained earnings; or
(b) the bank's net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the shareholders of the bank during such period. However, a bank may, with the approval of the Commissioner of Financial Institutions (the "Commissioner"), make a distribution to its shareholders in an amount not exceeding the greater of (a) its retained earnings; (b) its net income for its last fiscal year; or (c) its net income for its current fiscal year. In the event that the Commissioner determines that the shareholder's equity of a bank is inadequate or that the making of a distribution by the bank would be unsafe or unsound, the Commissioner may order the bank to refrain from making a proposed distribution.

     The FDIC may also restrict the payment of dividends if such payment would be deemed unsafe or unsound or if after the payment of such dividends, the Bank would be included in one of the "undercapitalized" categories for capital adequacy purposes pursuant to the FDICIA. Additionally, while the Board of Governors has no general restriction with respect to the payment of cash dividends by an adequately capitalized bank to its parent holding company, the Board of Governors might, under certain circumstances, place restrictions on the ability of a particular bank to pay dividends based upon peer group averages and the performance and maturity of the particular bank, or object to management fees on the basis that such fees cannot be supported by the value of the services rendered or are not the result of an arm's length transaction.


                                     11-

     During 1996, the Company paid four quarterly cash dividends of $.06 per common share. During 1995, the Company paid four cash dividends of $.05 per common share as well as a 5% stock dividend to shareholders of record on May 12, 1995. There can be no assurance that the Company will pay dividends in the future. In addition to restrictions under the Administrative Orders, the determination to pay dividends is subject to regulatory restrictions applicable to the Bank and the Company, the financial condition of the Bank and the Company and such other factors as the Board of Directors of the Company may consider.

COMMON STOCK PRICE FLUCTUATIONS AND TRADING VOLUME

     A number of factors may adversely influence the price of the Company's Common Stock in public markets, many of which are beyond the control of the Company. In particular, an increase in market interest rates will result in higher yields on other financial instruments and may lead purchasers of shares of Common Stock to demand a higher annual distribution rate on the price paid for shares from distributions by the Company, which could adversely affect the market price of the shares of Common Stock. Although the Company's Common stock is listed on The Nasdaq Stock Market as a National market System ("NMS") security, the daily trading volume of financial institution stocks in general and the Company's shares in particular may be lower than the trading volume of certain other industries. As a result, investors in the Company who desire to liquidate substantial holdings at a single point in time may find that they are unable to dispose of such shares in the market without causing a substantial decline in the market value of such shares.

                            USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Common Stock offered by the Selling Shareholders.

                          SELLING SHAREHOLDERS

     The Regency Bancorp Common Stock to which this Prospectus relates is being offered by shareholders (the "Selling Shareholders") of Regency Bancorp who acquired their shares of Common Stock (and/or warrants to purchase such common stock) in the Private Offering or by subsequent purchase from purchasers in the Private Offering. The Private Offering involved the offer and sale of 750,000 shares of Common Stock at the price of $8.25 per share, and the distribution (without charge) of warrants (the "Warrants") to purchase 150,000 shares of Common Stock at the price of $10.00 per share and 26,211 shares of Common Stock at the price of $9.90 per share. The Warrants are exercisable for a period of five years ending January 1, 2003. The Company agreed, in connection with the sale of the Common Stock and distribution of the Warrants, to register for public resale the shares of Common Stock sold in the Private Offering (including the shares of Common Stock issuable upon exercise of the Warrants).

     The following table states the number of shares of Common Stock of the Company beneficially owned by the Selling Shareholders as of the date of this Prospectus, and the number of such shares which may be sold for the account of the Selling Shareholders.


                                      BENEFICIAL OWNERSHIP                                BENEFICIAL OWNERSHIP
            NAME OF                       PRIOR TO THE              NUMBER OF            AFTER THE OFFERING(2)
     SELLING SHAREHOLDER                   OFFERING(1)               SHARES              ---------------------
-----------------------------              -----------               -------
                                     SHARES          PERCENTAGE      OFFERED             SHARES     PERCENTAGE
                                     ------          ----------      -------             ------     ----------
Castle Creek Capital Partners        460,000            17.53        460,000                0            0
Fund-I,L.P.                           46,000(3)          1.75         46,000                0            0

William J. Ruh(4)                     20,000               *          20,000                0            0
                                       9,800(3)            *           9,800                0            0

Mutual Financial Services            100,000             3.81        100,000                0            0
Fund, a Series of Franklin            10,000(3)            *          10,000                0            0
Mutual Series Fund, Inc.

Trustees, Parklane Properties         20,000               *          20,000                0            0
Inc., Profit Sharing Plan(5)           2,000(3)            *           2,000                0            0

Belle Plaine Financial, L.L.C.        15,000(3)            *          15,000                0            0

John M. Eggemeyer(6)                  31,200(3)          1.19         31,200                0            0

Castle Creek Investors, L.L.C.         2,940(3)            *           2,940                0            0

HCM Castle Creek, Inc.                 5,940(3)            *           5,940                0            0

Peter C. Cook, Trustee                 1,800(3)            *           1,800                0            0

Castle Creek Financial                 6,120(3)            *           6,120                0            0
Investors, Inc.

Robert Haveman                         4,200(3)            *           4,200                0            0

Bay Pond Partners, L.P.              150,000             5.72        150,000                0            0
                                      15,000(3)            *          15,000                0            0

Alan P. Carruthers                    26,211(3)            *          26,211                0            0


-----------------------------

(1) Percentage is the percentage of outstanding shares of Common Stock beneficially owned as of May 8, 1998, including shares issuable upon the exercise of Warrants (less than one percent is indicated by an asterisk (*)). As of such date, 2,624,374 shares of Common Stock were outstanding.

(2)  Assumes all offered securities will be sold.

(3)  Indicates shares which may be acquired by the exercise of Warrants.

(4) Mr. Ruh is a director of the Company and a principal of Castle Creek Capital Partners Fund-I, L.P.

(5) These shares are beneficially owned by Company director William J. Allesini and his spouse.

(6)  Mr. Eggemeyer is a principal of Castle Creek Capital Partners Fund-I, L.P.

                             PLAN OF DISTRIBUTION

     The shares covered hereby may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on The Nasdaq Stock Market or otherwise, at prices related to the then current market price or in negotiated transactions, including one or more of the following methods: (a) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
(c) block trades in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction. The Company has been advised by the Selling Shareholders that they have not made any arrangements relating to the distribution of the Shares covered by this Prospectus. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated.

     In offering the Shares covered hereby, the Selling Shareholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Shareholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Company has advised the Selling Shareholders that, during such time as they may be engaged in a distribution of Shares covered hereby, they are required to comply with Regulation M under the Exchange Act as described below and, in connection therewith, that they (1) may not engage in any stabilization activity in connection with the Company's Common Stock, (2) are required to furnish copies of this Prospectus to each purchaser and/or broker-dealer through which Shares covered hereby may be offered, and (3) may not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company except as permitted under the Exchange Act. Each Selling Shareholder has been requested to inform the Company when the distribution of his or her Shares is completed.

     Regulation M under the Exchange Act also prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

     This offering will terminate on the earlier of (1) the date on which all Shares offered hereby have been sold by all of the Selling Shareholders, or
(2) January 1, 2005.

     In order to comply with certain states' securities laws, if applicable, the Shares offered hereby may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, the Shares may not be sold in certain states unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.

                           INDEMNIFICATION

     The Company and Bank are subject to the California General Corporation Law (the "GCL"), which provides a detailed statutory framework covering limitation of liability of directors in certain instances and indemnification of any officer, director or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her service on behalf of such corporation.

     With respect to limitation of liability, the GCL permits a California corporation to adopt a provision in its articles of incorporation reducing or eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the fiduciary duty of care, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of the duty of loyalty). The GCL in this regard relates only to actions brought by shareholders on behalf of the corporation (i.e., "derivative actions") and does not apply to claims brought by outside parties.

     With respect to indemnification, the GCL provides that to the extent any officer, director or other agent of a corporation is successful "on the merits" in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The GCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The GCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

     The GCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the GCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation's articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

     The Articles of Incorporation and Bylaws of the Company and Bank implement the applicable statutory framework by limiting the personal liability of directors for monetary damages for a breach of a director's fiduciary duty of care and allowing the Company and Bank to expand the scope of their indemnification of directors, officers and other agents to the fullest extent permitted by California law. The Articles of the Company and Bank, pursuant to the applicable provisions of the GCL, also include a provision allowing the Company and Bank to include in their Bylaws, and in agreements between the Company and Bank and their directors, officers and other agents, provisions expanding the scope of indemnification beyond that specifically provided under California Law.

     Indemnification Agreements entered into between the Company and its directors and executive officers individually attempt to provide to such directors and executive officers, and such other agents of the Company as the directors may designate, the maximum indemnification allowed under applicable law and under the Company's Articles of Incorporation and bylaws. The Indemnification Agreements provide indemnification which expands the scope of indemnification provided by Section 317 of the GCL ("Section 317"). It has not yet been determined, however, to what extent the indemnification expressly permitted by Section 317 may be expanded, and therefore the validity and scope of indemnification provided by the Indemnification Agreements may be subject to future judicial interpretation.

     The Indemnification Agreements set forth a number of procedural and substantive matters which are not addressed or are addressed in less detail in the GCL, including the following:

     1. In the event the Company does not pay a requested indemnification amount, the Indemnification Agreements allow the indemnified party to contest this determination by petitioning a court or arbitrator to make an independent determination of whether such party is entitled to indemnification under the Indemnification Agreements. If a "change of control" of the Company shall have occurred on or after the commencement of a proceeding, the burden of proving that the indemnified party is not entitled to indemnification or advancement of expenses will be on the Company.
Section 317 does not set forth any procedure for contesting a corporation's determination of a party's right to indemnification or for establishing which party bears the burden of proof with respect to a challenge to such a determination.

     2. The Indemnification Agreements explicitly provide for partial indemnification of costs and expenses in the event that an indemnified party is not entitled to full indemnification under the terms of the Indemnification Agreements. Section 317 does not specifically address this issue. It does, however, provide that to the extent that an indemnified party has been successful on the merits, he shall be entitled to such indemnification.

     3. The Indemnification Agreements automatically incorporate future changes in the laws which increase the protection available to the indemnitee. Such changes will apply to the Company without further shareholder approval and may further impair shareholders' rights or subject the Company's assets to risk of loss in the event of large indemnification claims. Each Indemnification Agreement constitutes a binding, legal obligation of the Company, and may not be amended without the consent of the individual who is protected by such Indemnification Agreement.

     4. The Indemnification Agreements explicitly provide that actions by an indemnified party serving at the request of the Company as a director, officer or agent of any employee benefit plan, corporation, partnership, joint venture or other enterprise, owned or controlled by the Company, shall be covered by the indemnification. Section 317 provides that a corporation may so indemnify such parties. By agreeing by contract to indemnify such parties, the Company may be exposed to liability for actions of an entity over which it may not exercise control, which liability could adversely affect the Company's financial position.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act"), may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provision of the GCL and the Company's Articles of Incorporation and Bylaws, the Company has been informed that indemnification is considered by the Securities and Exchange Commission to be against public policy and therefore unenforceable.

                               LEGAL MATTERS

     Certain legal matters in connection with the Common Stock covered by this Prospectus are being passed upon by Coudert Brothers, San Jose, California.

                                   EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the fees and expenses to be incurred in connection with the issuance and distribution of the shares of Common Stock, no par value per share, offered hereby.

Securities and Exchange Commission Registration Fee. . . . . . .      $ 3,893.56
Blue Sky Fees and Expenses . . . . . . . . . . . . . . . . . . .        1,000.00
Legal Fees and Expenses. . . . . . . . . . . . . . . . . . . . .       50,000.00
Accounting Fees. . . . . . . . . . . . . . . . . . . . . . . . .        5,000.00
Transfer Agent's Fee . . . . . . . . . . . . . . . . . . . . . .          500.00
Printing, third party filers and related costs . . . . . . . . .        2,500.00

TOTAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $62,893.56
                                                                      ----------
                                                                      ----------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The information set forth in the prospectus under the heading "Indemnification" is incorporated here by reference.

ITEM 16.  EXHIBITS

     The exhibits listed on the List of Exhibits are incorporated here by reference.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) Of the Securities Act;

          (ii) Reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) above do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the registrant under the Exchange Act that are incorporated by reference in the registration statement.

     (2) For determining liability under the Securities Act, that each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fresno, State of California on April 23, 1998.

                                         REGENCY BANCORP


                                         By: /s/ Steven F. Hertel
                                             -------------------------
                                             Steven F. Hertel, President and
                                             Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven F. Hertel and Steven R. Canfield and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Steven F. Hertel                                     April 23, 1998
-----------------------------------------
Steven F. Hertel, Director and
Principal Executive Officer


/s/ Steven R. Canfield                                   April 23, 1998
-----------------------------------------
Steven R. Canfield, Principal Financial
Officer and Principal Accounting Officer


/s/ William J. Allesini                                  April 23, 1998
-----------------------------------------
William J. Allesini, Director


/s/ Joseph L. Castanos                                   April 23, 1998
-----------------------------------------
Joseph L. Castanos, Director


/s/ Roy Jura                                             April 23, 1998
-----------------------------------------
Roy Jura, Director


/s/ Barbara Palmquist                                    April 23, 1998
-----------------------------------------
Barbara Palmquist, Director

/s/ David N. Price                                       April 27, 1998
-----------------------------------------
David N. Price, Director


/s/ Daniel Ray                                           April 23, 1998
-----------------------------------------
Daniel Ray, Director


/s/ William J. Ruh                                       April 23, 1998
-----------------------------------------
William J. Ruh, Director


/s/ Daniel R. Suchy                                      April 23, 1998
-----------------------------------------
Daniel R. Suchy, Director


/s/ Waymon E. Watts                                      April 23, 1998
-----------------------------------------
Waymon E. Watts, Director

                            LIST OF EXHIBITS

No.     Exhibit
---     -------
4.1+    Form of Subscription Agreement Executed by Certain Selling Shareholders

4.2+    Form of Warrant Agreement Executed by All Selling Shareholders

4.3+    Form of Warrant Certificate

5*      Opinion of Coudert Brothers re Legality of the Common Stock

23.1*   Consent of Coudert Brothers (see Exhibit 5)

23.2*   Consent of Deloitte & Touche LLP

24*     Power of Attorney (see Signature Page)


+ Incorporated by reference from the Company's Annual Report on Form 10-K for the Year Ended December 31, 1997 filed with the Commission.
*       Filed herewith.